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                                                                 Exhibit 23


                         Independent Auditor's Consent

The Board of Directors
ChromaVision Medical Systems, Inc.

We consent to incorporation by reference in the registration statement (No. 333-65815) on Form S-8 of ChromaVision Medical Systems, Inc. (a development stage enterprise) of our report dated February 4, 1999, relating to the balance sheets of ChromaVision Medical Systems, Inc. (a development stage enterprise) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows of ChromaVision Medical Systems, Inc. (a development stage enterprise), a division of XL Vision, Inc., for the period from January 1, 1996 through March 27, 1996, and ChromaVision Medical Systems, Inc. (a development stage enterprise) for the period from March 28, 1996 through December 31, 1996, and for the years ended December 31, 1997 and 1998 and for the cumulative development stage from April 1, 1993 (inception) through December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of ChromVision Medical Systems, Inc.


KPMG LLP

Orange County, California
March 30, 1999